HASI Announces Second Quarter 2024 Results

ANNAPOLIS, Md., August 1, 2024 -- (BUSINESS WIRE) -- HA Sustainable Infrastructure Capital, Inc. ("HASI," "we," "our" or the "Company") (NYSE: HASI), a leading investor in climate solutions, today reported results for the second quarter of 2024.
Key Highlights
•New strategic partnership launched with KKR targeting co-investment of $2 billion over 18 months in sustainable infrastructure projects.
•Second investment grade rating enabled our first investment grade bond issuance—$700 million of senior secured notes due 2034 with a coupon of 6.375%.
•Managed assets increased 21% year-over-year to $13.0 billion and our Portfolio grew 27% year-over-year to $6.2 billion.
•Closed transactions of $260 million in the second quarter of 2024 and $823 million in the first half of 2024, which is consistent with the first half of 2023.
•Yields on new portfolio investments through the first half of 2024 were greater than 10.5%, with total portfolio yield over 8.0% at the end of the quarter.
•QTD GAAP EPS of $0.23 (compared with $0.14 a year ago), Adjusted EPS of $0.63 (compared to $0.53) a year ago and quarterly dividend declared of $0.415 per share.
“HASI achieved two major milestones in the second quarter of 2024: we inaugurated CCH1, our strategic partnership with KKR, and we received a second investment grade rating and priced our first investment grade bond,” said Jeffrey A. Lipson, president and CEO of HASI. “With data centers, domestic manufacturing and EVs launching a new era of growth in U.S. electricity demand, and clean energy as a major part of the supply, HASI is now optimally positioned to capitalize on this growth as the preeminent pure play investor in the energy transition.”

A summary of our financial results is detailed in the table below:

	For the three months ended June 30, 2024		For the three months ended June 30, 2023
	$ in thousands	Per Share (Diluted)	$ in thousands	Per Share (Diluted)
GAAP Net Income	$26,540	$0.23	$13,522	$0.14
Adjusted earnings	73,683	0.63	53,146	0.53
	For the six months ended June 30, 2024		For the six months ended June 30, 2023
	$ in thousands	Per Share (Diluted)	$ in thousands	Per Share (Diluted)
GAAP Net Income	$149,566	$1.22	$37,628	$0.39
Adjusted earnings	152,589	1.31	102,804	1.07

“We continue to see an attractive investment environment with greater than 10.5% yields on new portfolio investments and new cost of debt less than 6.5%,” said Marc Pangburn, Chief Financial Officer of HASI. “In addition, our investment grade status will enable our largest source of capital to be lower cost, longer term, and more resilient.”

Sustainability and Impact Highlights
During the second quarter of 2024, HASI closed new funding commitments for more than 300 MW of solar and wind power assets. As a result, our portfolio has invested in more than 10 GW of solar and wind power assets and 5.8 million MM BTUs of renewable natural gas capacity as of June 30, 2024. In aggregate, these projects are generating more than 20 TWh of renewable energy annually. An estimated 60,000 metric tons of carbon emissions will be avoided annually by our transactions closed this quarter, equating to a CarbonCount® score of 0.26 metric tons per $1,000 invested. All in, including assets we have not retained in our portfolio, our managed assets are avoiding approximately 8 million metric tons of carbon emissions annually, based on our proprietary CarbonCount score.

Investment Activity
We closed new investments totaling approximately $260 million in the second quarter, bringing total closed transactions to more than $820 million for the first half of 2024. Weighted average yields on our new investments have been underwritten at greater than 10.5% through the first half of the year.

As of June 30, 2024, our managed assets totaled $13.0 billion, up 21% year-over-year, and our portfolio of assets on our balance sheet was approximately $6.2 billion, up 27% year-over-year. Our portfolio remains well-diversified across established clean energy end markets with approximately $3.0 billion of behind-the-meter assets and approximately $2.4 billion of grid-connected assets, with the remainder in fuels, transport, and nature assets.

The following is an analysis of the performance ratings of our portfolio as of June 30, 2024:

	Portfolio Performance
	Commercial	Government	Commercial	Commercial
	1 (1)	1 (1)	2 (2)	3 (3)	Total
	(dollars in millions)
Total receivables	$2,781	$36	$—	$—	$2,817
Less: Allowance for loss on receivables	(48)	—	—	—	(48)
Net receivables	2,733	36	—	—	2,769
Receivables held-for-sale	33	3	—	—	36
Investments	5	2	—	—	7
Real estate	3	—	—	—	3
Equity method investments (4)	3,333	—	38	—	3,371
Total	$6,107	$41	$38	$—	$6,186
Percent of Portfolio	99%	1%	—%	—%	100%
(1)This category includes our assets where based on our credit criteria and performance to date, we believe that our risk of not receiving our invested capital remains low.
(2)This category includes our assets where based on our credit criteria and performance to date, we believe there is a moderate level of risk of not receiving some or all of our invested capital.
(3)This category includes our assets where based on our credit criteria and performance to date, we believe there is substantial doubt regarding our ability to recover some or all of our invested capital. Loans in this category are placed on non-accrual status.
(4)Some of the individual projects included in portfolios that make up our equity method investments have government off-takers. As they are part of large portfolios, they are not classified separately.

Financial Results
•GAAP Net Investment Income was $3.3 million in 2Q24, compared to $14.8 million a year ago, while Adjusted Net Investment Income in 2Q24 grew 16% year over year to $62.5 million.
•Securitization Income was $5 million in 2Q24, compared to $4 million in 2Q23, and Gain on Sale of Receivables and Investment was $26 million in 2Q24, compared to $15 million in 2Q23

•GAAP diluted EPS of $0.23 in 2Q24 compared with $0.14 a year ago, and Adjusted EPS of $0.63 in 2Q24 compared to $0.53 a year ago

GAAP Earnings and EPS
Total revenue of $95 million in the second quarter of 2024 grew by 27% year-over-year, from $74 million in the second quarter of 2023, driven by an increase of $16 million in interest and securitization income due to both higher managed assets and a higher average yield. In addition, gain on sale was $26 million in the second quarter of 2024, compared to $15 million in the second quarter of 2023 driven by a change in the mix and volume of assets being securitized. The rotation of land assets in 2024 and 2023 resulted in a reduction of rental income of $6 million.
Interest expense of $60 million increased $20 million year-over-year, primarily due to a larger average outstanding debt balance and a higher average interest rate. We recorded a $4 million benefit for loss on receivables and securitization assets, due primarily to a reduction in our reserve related to a large one-time principal prepayment on an outstanding loan and the contribution of portfolio assets into CCH1. Compensation and benefits and general and administrative expenses increased by a combined $5 million, primarily due to the growth of the company and a change in our retirement policy, which resulted in the acceleration of share-based compensation expense.
Income from equity method investments increased by approximately $25 million in the second quarter of 2024 compared to the same period in 2023 primarily due to allocations of income in the current period related to tax credits. Income tax expense increased by approximately $12 million due to higher pre-tax book income.
GAAP net income (loss) to controlling shareholders in the second quarter of 2024 was $27 million, compared to $14 million in the same period in 2023.

Adjusted Earnings and EPS
In addition to our GAAP results, we also present non-GAAP measures to enhance the usefulness of financial information and allow for greater transparency with respect to key metrics used by management internally for planning, forecasting, and evaluating our operating performance.

GAAP net investment income in the second quarter of 2024 was $3 million. This includes all of our interest expense but only includes the portion of our investment returns that is reflected in GAAP interest income and rental income revenue. It does not include the portion of our investment returns recognized through our Equity Method investments. Thus, GAAP net investment income fails to capture all of the economic returns achieved by our Portfolio.

Given that GAAP net investment income, and in turn GAAP net income, does not reflect such economic returns, our non-GAAP measures Adjusted net investment income and Adjusted Earnings are utilized by management to monitor and evaluate our business as we believe they are a helpful indicator of the underlying economics of our investments. We also believe they provide investors and analysts with useful supplemental information to understand the financial performance of our business and to analyze financial and business trends and enables a useful comparison of financial results between periods.

Adjusted net investment income is calculated using an Equity Method Investments Earnings Adjustment. The Equity Method investments Earnings Adjustment is calculated using our underwritten project cash flows discounted back to the net present value, based on a target investment rate, with the cash flows to be received in the future reflecting both a return on the capital (based upon the underwritten investment rate) and a return of the capital we have committed to our renewable energy equity method investments, as adjusted to reflect the performance of the project and the cash distributed.

Adjusted net investment income was $63 million in the second quarter of 2024, compared to $54 million in the second quarter of 2023.

Adjusted Earnings is calculated using the same Equity Method Investments Earnings Adjustment that is used to calculate adjusted net investment income. Adjusted earnings excludes the recognition of income using HLBV, which uses profit and loss allocation that may differ materially from the agreed upon allocations of a project’s cash flows, and in turn reflects income that can differ substantially from the economic returns achieved by a project.

Adjusted Earnings also excludes non-cash equity compensation expense, provisions for loss on receivables, amortization of intangibles, non-cash provision (benefit) for taxes, and earnings attributable to non-controlling interests, and also makes an adjustment to eliminate our portion of fees we earn from related-party co-investment structures. Please refer to the Explanatory Notes in this press release for a more detailed explanation of Adjusted Earnings.

Adjusted earnings in the second quarter of 2024 was approximately $74 million, an increase of $21 million over the same period in 2023, primarily driven by growth in adjusted net investment income due to a larger portfolio and increased gain on sale income. Adjusted EPS was $0.63, compared to $0.53 a year ago.

Leverage
As of June 30, 2024, cash and cash equivalents were $146 million and total debt outstanding was $4,113 million. Our debt-to-equity ratio at June 30, 2024, was 1.8x, within our target range of 1.5 to 2.0 and below our internal limit of 2.5x.

Our weighted average interest cost, as measured by GAAP interest expense divided by average debt outstanding, was 5.6% in the second quarter of 2024, as compared to 4.8% in the second quarter of 2023.

The calculation of our fixed-rate debt and leverage ratios as of June 30, 2024 and December 31, 2023 are shown in the table below:

	June 30, 2024	% of Total	December 31, 2023	% of Total
	($ in millions)		($ in millions)
Floating-rate borrowings (1)	$21	1%	$338	8%
Fixed-rate debt (2)	4,092	99%	3,909	92%
Total	$4,113	100%	$4,247	100%
Leverage (3)	1.8 to 1		2.0 to 1
(1)Floating-rate borrowings include borrowings under our floating-rate credit facilities and commercial paper issuances with less than six months original maturity, to the extent such borrowings are not hedged using interest rate swaps.
(2)Fixed-rate debt includes the impact of our interest rate swaps and collars on debt that is otherwise floating. Debt excludes securitizations that are not consolidated on our balance sheet.

(3)Leverage, as measured by our debt-to-equity ratio.

Guidance
We confirm our guidance for both adjusted earnings per share and dividend payout ratio. We continue to expect annual adjusted earnings per share to grow at a compounded annual rate of 8% to 10% from 2024 to 2026, relative to the 2023 baseline of $2.23 per share, which is equivalent to a 2026 midpoint of $2.89 per share. We also expect distributions of annual dividends per share from 2024 to 2026 at a payout ratio of between 60% and 70% of annual adjusted earnings per share. This guidance reflects our judgments and estimates of (i) yield on our existing portfolio; (ii) yield on incremental portfolio investments, inclusive of our existing pipeline; (iii) the volume and profitability of transactions; (iv) amount, timing, and costs of debt and equity capital to fund new investments; (v) changes in costs and expenses reflective of our forecasted operations; and (vi) the general interest rate and market environment. In addition, distributions are subject to approval by our Board of Directors on a quarterly basis. We have not provided GAAP guidance as discussed in the Forward-Looking Statements section of this press release.

Dividend
Finally, our Board of Directors today approved a quarterly cash dividend of $0.415 per share of common stock. This dividend will be paid on October 18, 2024, to stockholders of record as October 4, 2024.

Conference Call and Webcast Information
HASI will host an investor conference call today, Thursday, August 1, 2024, at 5:00 p.m. Eastern Time. The conference call can be accessed live over the phone by dialing 1-877-407-0890 (Toll-Free) or +1-201-389-0918 (toll). Participants should inform the operator you want to be joined to the HASI call. The conference call will also be accessible as an audio webcast with slides on our website. A replay after the event will be accessible as on-demand webcast on our website.

About HASI
HASI (NYSE: HASI) is a leading climate positive investment firm that actively partners with clients to deploy real assets that facilitate the energy transition. With more than $12 billion in managed assets, our vision is that every investment improves our climate future. For more information, please visit hasi.com.

Forward-Looking Statements:
Some of the information contained in this press release is forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that are subject to risks and uncertainties. For these statements, we claim the protections of the safe harbor for forward-looking statements contained in such Sections. These forward-looking statements include information about possible or assumed future results of our business, financial condition, liquidity, results of operations, plans and objectives. When we use the words “believe,” “expect,” “anticipate,” “estimate,” “plan,” “continue,” “intend,” “should,” “may” or similar expressions, we intend to identify forward-looking statements. However, the absence of these words or similar expressions does not mean that a statement is not forward-looking. All statements that address operating performance, events or developments that we expect or anticipate will occur in the future are forward-looking statements.

Forward-looking statements are subject to significant risks and uncertainties. Investors are cautioned against placing undue reliance on such statements. Actual results may differ materially from those set forth in the forward-looking statements. Factors that could cause actual results to differ materially from those described in the forward-looking statements include those discussed under the caption “Risk Factors” included in our most recent Annual Report on Form 10-K as well as in other periodic reports that we file with the U.S. Securities and Exchange Commission.
Any forward-looking statement speaks only as of the date on which such statement is made, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances, including, but not limited to, unanticipated events, after the date on which such statement is made, unless otherwise required by law. New factors emerge from time to time and it is not possible for management to predict all of such factors, nor can it assess the impact of each such factor on the business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained or implied in any forward-looking statement.
The Company has not provided GAAP guidance as forecasting a comparable GAAP financial measure, such as net income, would require that the Company apply the HLBV method to these investments. In order to forecast under the HLBV method, the Company would be required to make various assumptions related to expected changes in the net asset value of the various entities and how such changes would be allocated under HLBV. GAAP HLBV earnings over a period of time are very sensitive to these assumptions especially in regard to when a partnership transaction flips and thus the liquidation scenarios change materially. The Company believes that these assumptions would require unreasonable efforts to complete and if completed, the wide variation in projected GAAP earnings based upon a range of scenarios would not be meaningful to investors. Accordingly, the Company has not included a GAAP reconciliation table related to any adjusted earnings guidance.
Estimated carbon savings are calculated using the estimated kilowatt hours, gallons of fuel oil, million British thermal units of natural gas and gallons of water saved as appropriate, for each project. The energy savings are converted into an estimate of metric tons of CO2 equivalent emissions based upon the project’s location and the corresponding emissions factor data from the U.S. Government and International Energy Agency. Portfolios of projects are represented on an aggregate basis.

Investor Contact:
Aaron Chew
investors@hasi.com
240-343-7526

Media Contact:
Conor Fryer
media@hasi.com
443-321-5754

HA SUSTAINABLE INFRASTRUCTURE CAPITAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2024	2023	2024	2023
Revenue
Interest income	$62,779	$48,222	$131,471	$91,330
Rental income	83	6,487	1,929	12,973
Gain on sale of assets	25,795	14,791	54,405	30,510
Securitization asset income	5,218	4,330	10,116	7,762
Other income	642	504	2,411	860
Total revenue	94,517	74,334	200,332	143,435
Expenses
Interest expense	59,530	39,903	121,403	77,118
Provision for loss on receivables and securitization assets	(4,198)	806	(2,177)	2,689
Compensation and benefits	20,814	13,862	41,490	32,232
General and administrative	7,955	10,095	17,007	18,117
Total expenses	84,101	64,666	177,723	130,156
Income before equity method investments	10,416	9,669	22,609	13,279
Income (loss) from equity method investments	26,874	2,252	185,424	24,670
Income (loss) before income taxes	37,290	11,921	208,033	37,949
Income tax (expense) benefit	(10,346)	1,601	(56,541)	171
Net income (loss)	$26,944	$13,522	$151,492	$38,120
Net income (loss) attributable to non-controlling interest holders	404	—	1,926	492
Net income (loss) attributable to controlling stockholders	$26,540	$13,522	$149,566	$37,628
Basic earnings (loss) per common share	$0.23	$0.14	$1.31	$0.39
Diluted earnings (loss) per common share	$0.23	$0.14	$1.22	$0.39
Weighted average common shares outstanding—basic	114,329,692	96,996,805	113,473,750	94,065,873
Weighted average common shares outstanding—diluted	114,433,285	99,989,158	131,922,504	97,075,329

HA SUSTAINABLE INFRASTRUCTURE CAPITAL, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

	June 30, 2024	December 31, 2023
Assets
Cash and cash equivalents	$145,695	$62,632
Equity method investments	3,371,373	2,966,305
Receivables, net of allowance of $48 million and $50 million, respectively	2,768,790	3,073,855
Receivables held-for-sale	36,383	35,299
Real estate	2,990	111,036
Investments	7,065	7,165
Securitization assets, net of allowance of $3 million and $3 million, respectively	237,865	218,946
Other assets	88,581	77,112
Total Assets	$6,658,742	$6,552,350
Liabilities and Stockholders’ Equity
Liabilities:
Accounts payable, accrued expenses and other	$222,297	$163,305
Credit facilities	316,589	400,861
Green commercial paper notes	110,326	30,196
Term loan facility	414,117	727,458
Non-recourse debt (secured by assets of $306 million and $239 million, respectively)	134,196	160,456
Senior unsecured notes	2,523,638	2,318,841
Convertible notes	614,412	609,608
Total Liabilities	4,335,575	4,410,725
Stockholders’ Equity:
Preferred stock, par value $0.01 per share, 50,000,000 shares authorized, no shares issued and outstanding	—	—
Common stock, par value $0.01 per share, 450,000,000 shares authorized, 115,151,661 and 112,174,279 shares issued and outstanding, respectively	1,152	1,122
Additional paid in capital	2,467,512	2,381,510
Accumulated deficit	(249,277)	(303,536)
Accumulated other comprehensive income (loss)	41,052	13,165
Non-controlling interest	62,728	49,364
Total Stockholders’ Equity	2,323,167	2,141,625
Total Liabilities and Stockholders’ Equity	$6,658,742	$6,552,350

HA SUSTAINABLE INFRASTRUCTURE CAPITAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(DOLLARS IN THOUSANDS)
(UNAUDITED)

	Six Months Ended June 30,
	2024	2023
Cash flows from operating activities
Net income (loss)	$151,492	$38,120
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Provision for loss on receivables	(2,177)	2,689
Depreciation and amortization	515	1,862
Amortization of financing costs	8,192	6,318
Equity-based compensation	14,884	11,478
Equity method investments	(161,958)	(6,355)
Non-cash gain on securitization	(53,891)	(14,603)
(Gain) loss on sale of receivables and investments	8,532	1,305
Changes in receivables held-for-sale	(6,750)	51,538
Changes in accounts payable and accrued expenses	50,801	(9,733)
Change in accrued interest on receivables and investments	(33,242)	(14,518)
Cash received (paid) upon hedge settlement	19,261	—
Other	455	(2,375)
Net cash provided by (used in) operating activities	(3,886)	65,726
Cash flows from investing activities
Equity method investments	(168,896)	(429,944)
Equity method investment distributions received	11,426	4,203
Proceeds from sales of equity method investments	2,107	—
Purchases of and investments in receivables	(347,343)	(317,805)
Principal collections from receivables	470,788	74,328
Proceeds from sales of receivables	99,166	7,634
Proceeds from sale of real estate	115,767	—
Purchases of investments and securitization assets	—	(12,969)
Posting of hedge collateral	(1,140)	(13,380)
Receipt of hedge collateral	4,010	—
Other	(680)	(473)
Net cash provided by (used in) investing activities	185,205	(688,406)

	Six Months Ended June 30,
	2024	2023
Cash flows from financing activities
Proceeds from credit facilities	616,792	467,000
Principal payments on credit facilities	(701,792)	(235,000)
Proceeds from issuance of term loan	250,000	—
Principal payments on term loan	(561,023)	(4,788)
Proceeds from issuance of non-recourse debt	94,000	—
Proceeds from issuance of commercial paper notes	80,000	100,000
Principal payments on non-recourse debt	(69,958)	(10,069)
Proceeds from issuance of senior unsecured notes	205,500	—
Net proceeds of common stock issuances	82,014	357,594
Payments of dividends and distributions	(93,280)	(72,129)
Withholdings on employee share vesting	(466)	(1,433)
Payment of financing costs	(19,711)	(921)
Posting of hedge collateral	(90,860)	—
Receipt of hedge collateral	114,700	—
Other	(969)	(1,768)
Net cash provided by (used in) financing activities	(95,053)	598,486
Increase (decrease) in cash, cash equivalents, and restricted cash	86,266	(24,194)
Cash, cash equivalents, and restricted cash at beginning of period	75,082	175,972
Cash, cash equivalents, and restricted cash at end of period	$161,348	$151,778
Interest paid	$110,097	$68,167
Supplemental disclosure of non-cash activity
Residual assets retained from securitization transactions	$28,164	$26,020
Equity method investments retained from securitization transactions	32,564	—
Equity method investments retained from sale of assets upon establishment of co-investment structure	54,655	—
Deconsolidation of non-recourse debt	51,233	32,923
Deconsolidation of assets pledged for non-recourse debt	51,761	31,371

EXPLANATORY NOTES
Non-GAAP Financial Measures
Adjusted Earnings
We calculate adjusted earnings as GAAP net income (loss) excluding non-cash equity compensation expense, provisions for loss on receivables, amortization of intangibles, non-cash provision (benefit) for taxes, losses or (gains) from modification or extinguishment of debt facilities, any one-time acquisition related costs or non-cash tax charges and the earnings attributable to our non-controlling interest of Hannon Armstrong Sustainable Infrastructure, L.P., a Delaware limited partnership (our “Operating Partnership”). We also make an adjustment to eliminate our portion of fees we earn from related-party co-investment structures, and for our equity method investments in the renewable energy projects as described below. We will use judgment in determining when we will reflect the losses on receivables in our adjusted earnings, and will consider certain circumstances such as the time period in default, sufficiency of collateral as well as the outcomes of any related litigation. In the future, adjusted earnings may also exclude one-time events pursuant to changes in GAAP and certain other adjustments as approved by a majority of our independent directors. Prior to 2024, we referred to this metric as distributable earnings.
We believe a non-GAAP measure, such as adjusted earnings, that adjusts for the items discussed above is and has been a meaningful indicator of our economic performance in any one period and is useful to our investors as well as management in evaluating our performance as it relates to expected dividend payments over time. Additionally, we believe that our investors also use adjusted earnings, or a comparable supplemental performance measure, to evaluate and compare our performance to that of our peers, and as such, we believe that the disclosure of adjusted earnings is useful to our investors.
Certain of our equity method investments in renewable energy and energy efficiency projects are structured using typical partnership “flip” structures where the investors with cash distribution preferences receive a pre-negotiated return consisting of priority distributions from the project cash flows, in many cases, along with tax attributes. Once this preferred return is achieved, the partnership “flips” and the common equity investor, often the operator or sponsor of the project, receives more of the cash flows through its equity interests while the previously preferred investors retain an ongoing residual interest. We have made investments in both the preferred and common equity of these structures. Regardless of the nature of our equity interest, we typically negotiate the purchase prices of our equity investments, which have a finite expected life, based on our underwritten project cash flows discounted back to the net present value, based on a target investment rate, with the cash flows to be received in the future reflecting both a return on the capital (at the investment rate) and a return of the capital we have committed to the project. We use a similar approach in the underwriting of our receivables.
Under GAAP, we account for these equity method investments utilizing the HLBV method. Under this method, we recognize income or loss based on the change in the amount each partner would receive, typically based on the negotiated profit and loss allocation, if the assets were liquidated at book value, after adjusting for any distributions or contributions made during such quarter. The HLBV allocations of income or loss may be impacted by the receipt of tax attributes, as tax equity investors are allocated losses in proportion to the tax benefits received, while the sponsors of the project are allocated gains of a similar amount. The investment tax credit available for election in solar projects is a one-time credit realized in the quarter when the project is considered operational for tax purposes and is fully allocated under HLBV in that quarter (subject to an impairment test), while the production tax credit required for wind projects and electable for solar projects is a ten year credit and thus is allocated under HLBV over a ten year period. In addition, the agreed upon allocations of the project’s cash flows may differ materially from the profit and loss allocation used for the HLBV calculations in a given period. We also consider the impact of any OTTI in determining our income from equity method investments.
The cash distributions for those equity method investments where we apply HLBV are segregated into a return on and return of capital on our cash flow statement based on the cumulative income (loss) that has been allocated using the HLBV method. However, as a result of the application of the HLBV method, including the impact of tax allocations, the high levels of depreciation and other non-cash expenses that are common to renewable energy projects and the differences between the agreed upon profit and loss and the cash flow allocations, the distributions and thus the economic returns (i.e. return on capital) achieved from the investment are often significantly different from the income or loss that is allocated to us under the HLBV method in any one period. Thus, in calculating adjusted earnings, for certain of these investments where there are characteristics as described above, we further adjust GAAP net income (loss) to take into account our calculation of the return on capital (based upon the underwritten investment rate) from our renewable energy equity method investments, as adjusted to reflect the performance of the project and the cash distributed. We believe this equity method investment adjustment to our GAAP net income (loss) in calculating our adjusted earnings measure is an important supplement to the HLBV income allocations determined under GAAP for an investor to understand the economic performance of these investments where HLBV income can differ substantially from the economic returns in any one period.

We have acquired equity investments in portfolios of renewable energy projects which have the majority of the distributions payable to more senior investors in the first few years of the project. The following table provides our results related to our equity method investments for the three and six months ended June 30, 2024 and 2023.

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
	(in millions)
Income (loss) under GAAP	$27	$2	$185	$25

Collections of Adjusted earnings	$18	$9	$31	$18
Return of capital	1	2	4	5
Cash collected	$19	$11	$35	$23
Adjusted earnings does not represent cash generated from operating activities in accordance with GAAP and should not be considered as an alternative to net income (determined in accordance with GAAP), or an indication of our cash flow from operating activities (determined in accordance with GAAP), or a measure of our liquidity, or an indication of funds available to fund our cash needs, including our ability to make cash distributions. In addition, our methodology for calculating adjusted earnings may differ from the methodologies employed by other companies to calculate the same or similar supplemental performance measures, and accordingly, our reported adjusted earnings may not be comparable to similar metrics reported by other companies.
Reconciliation of our GAAP Net Income to Adjusted Earnings
We have calculated our adjusted earnings and provided a reconciliation of our GAAP net income to adjusted earnings for the three and six months ended June 30, 2024 and 2023 in the tables below.

	For the three months ended June 30, 2024		For the three months ended June 30, 2023
	(dollars in thousands, except per share amounts)
	$	per share	$	per share
Net income attributable to controlling stockholders (1)	$26,540	$0.23	$13,522	$0.14
Adjusted earnings adjustments:
Reverse GAAP (income) loss from equity method investments	(26,874)		(2,252)
Add equity method investments earnings	59,291		38,461
Elimination of proportionate share of fees earned from co-investment structures (2)	(111)		—
Equity-based expense	8,282		3,438
Provision for loss on receivables	(4,198)		806
Amortization of intangibles (3)	3		772
Non-cash provision (benefit) for income taxes	10,346		(1,601)
Net income attributable to non-controlling interest	404		—
Adjusted earnings (4)	$73,683	$0.63	$53,146	$0.53
(1)	The per share amounts represent GAAP diluted earnings per share and is the most comparable GAAP measure to our adjusted earnings per share.
(2)
This adjustment is to eliminate the intercompany portion of fees received from co-investment structures that for GAAP net income is included in the Equity method income line item. Since we remove GAAP Equity method income for purposes of our Adjusted Earnings metric, we add back the elimination through this adjustment.

(3)	Adds back non-cash amortization of lease and pre-IPO intangibles.
(4)
Adjusted earnings per share for the three months ended June 30, 2024 and 2023, are based on 117,506,065 shares and 99,581,898 shares outstanding, respectively, which represents the weighted average number of fully-diluted shares outstanding including our restricted stock awards, restricted stock units, long-term incentive plan units, and the non-controlling interest in our Operating Partnership. We include any potential common stock issuances related to share based compensation units in the amount we believe is reasonably certain to vest. As it relates to Convertible Notes, we will assess the market characteristics around the instrument to determine if it is more akin to debt or equity based on the value of the underlying shares compared to the conversion price. If the instrument is more debt-like then we will include any related interest expense and exclude the underlying shares issuable upon conversion of the instrument. If the instrument is more equity-like and is more dilutive when treated as equity then we will exclude any related interest expense and include the weighted average shares underlying the instrument. We will consider the impact of any capped calls in assessing whether an instrument is equity-like or debt like.

	For the six months ended June 30, 2024		For the six months ended June 30, 2023
	(dollars in thousands, except per share amounts)
	$	per share	$	per share
Net income attributable to controlling stockholders (1)	$149,566	$1.22	$37,628	$0.39
Adjusted earnings adjustments:
Reverse GAAP (income) loss from equity method investments	(185,424)		(24,670)
Add equity method investments earnings	114,753		72,419
Elimination of proportionate share of fees earned from co-investment structures (2)	(111)		—
Equity-based expense	17,341		12,873
Provision for loss on receivables (3)	(2,177)		2,689
Amortization of intangibles (4)	174		1,544
Non-cash provision (benefit) for income taxes	56,541		(171)
Net income attributable to non-controlling interest	1,926		492
Adjusted earnings (5)	$152,589	$1.31	$102,804	$1.07
(1)	The per share amounts represent GAAP diluted earnings per share and is the most comparable GAAP measure to our adjusted earnings per share.
(2)
This adjustment is to eliminate the intercompany portion of fees received from co-investment structures that for GAAP net income is included in the Equity method income line item. Since we remove GAAP Equity method income for purposes of our Adjusted Earnings metric, we add back the elimination through this adjustment.

(3)
In addition to these provisions, in the six months ended June 30, 2024, we concluded that an equity method investment along with certain loans we had made to this investee, were not recoverable. The equity method investment and loans had a carrying value of $0 due to the losses already recognized through GAAP income from equity method investments as a result of operating losses sustained by the investee. We have excluded the impact of these losses from Adjusted earnings, as this investment was an investment in a corporate entity which is not a part of our current investment strategy. The loss associated with this investment is included in our Average Annual Loss on Managed Assets metric disclosed below.

(4)	Adds back non-cash amortization of lease and pre-IPO intangibles.
(5)
Adjusted earnings per share for the six months ended June 30, 2024 and 2023, are based on 116,453,108 shares and 96,441,450 shares outstanding, respectively, which represents the weighted average number of fully-diluted shares outstanding including our restricted stock awards, restricted stock units, long-term incentive plan units, and the non-controlling interest in our Operating Partnership. We include any potential common stock issuances related to share based compensation units in the amount we believe is reasonably certain to vest. As it relates to Convertible Notes, we will assess the market characteristics around the instrument to determine if it is more akin to debt or equity based on the value of the underlying shares compared to the conversion price. If the instrument is more debt-like then we will include any related interest expense and exclude the underlying shares issuable upon conversion of the instrument. If the instrument is more equity-like and is more dilutive when treated as equity then we will exclude any related interest expense and include the weighted average shares underlying the instrument. We will consider the impact of any capped calls in assessing whether an instrument is equity-like or debt like.

Adjusted Net Investment Income

We have a portfolio of debt and equity investments in climate change solutions. We calculate adjusted net investment income by adjusting GAAP-based net investment income for those adjusted earnings adjustments described above which impact investment income. We believe that this measure is useful to investors as it shows the recurring income generated by our Portfolio after the associated interest cost of debt financing. Our management also uses adjusted net investment income in this way. Our non-GAAP adjusted net investment income measure may not be comparable to similarly titled measures used by other companies. The following is a reconciliation of our GAAP-based net investment income to our adjusted net investment income:

	Three months ended June 30,		Six months ended June 30,
	2024	2023	2024	2023
	(in thousands)
Interest income	$62,779	$48,222	$131,471	$91,330
Rental income	83	6,487	1,929	12,973
GAAP-based investment revenue	62,862	54,709	133,400	104,303
Interest expense	59,530	39,903	121,403	77,118
GAAP-based net investment income	3,332	14,806	11,997	27,185
Equity method earnings adjustment (1)	59,291	38,461	114,753	72,419
Amortization of real estate intangibles (2)	3	772	174	1,544
Adjusted net investment income	$62,626	$54,039	$126,924	$101,148

(1)     Reflects adjustment for equity method investments described above.

(2)    Adds back non-cash amortization related to acquired real estate leases.

Managed Assets

As we both consolidate assets on our balance sheet and securitize assets, certain of our receivables and other assets are not reflected on our balance sheet where we may have a residual interest in the performance of the investment, such as servicing rights or a retained interest in cash flows. Thus, we present our investments on a non-GAAP “managed” basis, which assumes that securitized receivables are not sold. We believe that our Managed Asset information is useful to investors because it portrays the amount of both on- and off-balance sheet receivables that we manage, which enables investors to understand and evaluate the credit performance associated with our portfolio of receivables, investments, and residual assets in securitized receivables. Our non-GAAP Managed Assets measure may not be comparable to similarly titled measures used by other companies.

The following is a reconciliation of our GAAP-based Portfolio to our Managed Assets as of June 30, 2024 and December 31, 2023:

	As of
	June 30, 2024	December 31, 2023
	(dollars in millions)
Equity method investments	$3,371	$2,966
Receivables, net of allowance	2,769	3,074
Receivables held-for-sale	36	35
Real estate	3	111
Investments	7	7
GAAP-Based Portfolio	6,186	6,193
Assets held in securitization trusts	6,724	6,060
Assets held in co-investment structures	57	—
Managed assets	$12,967	$12,253
Adjusted Cash from Operations Plus Other Portfolio Collections

We operate our business in a manner that considers total cash collected from our portfolio and making necessary operating and debt service payments to assess the amount of cash we have available to fund dividends and investments. We believe that the aggregate of these items, which combine as a non-GAAP financial measure titled Adjusted Cash Flow from Operations plus Other Portfolio Collections, is a useful measure of the liquidity we have available from our assets to fund both new investments and our regular quarterly dividends. This non-GAAP financial measure may not be comparable to similarly titled or other similar measures used by other companies. Although there is also not a directly comparable GAAP measure that demonstrates how we consider cash available for dividend payment, below is a reconciliation of this measure to Net cash provided by operating activities.

Also, Adjusted Cash Flow from Operations plus Other Portfolio Collections differs from Net cash provided by (used in) investing activities in that it excludes many of the uses of cash used in our investing activities such as in Equity method investments, Purchases of and investments in receivables, Purchases of real estate, Purchases of investments, Funding of escrow accounts, and excludes Withdrawal from escrow accounts, and Other. In addition, Adjusted Cash Flow from Operations plus Other Portfolio Collections is not comparable to Net cash provided by (used in) financing activities in that it excludes many of our financing activities such as proceeds from common stock issuances and borrowings and repayments of unsecured debt. We evaluate Adjusted Cash Flow from Operations plus Other Portfolio Collections on a trailing twelve month (“TTM”) basis, as cash collections during any one quarter may not be comparable to other single quarters due to, among other reasons, the seasonality of projects operations and the timing of disbursement and payment dates.

Cash available for reinvestment is a non-GAAP measure which is calculated as adjusted cash flow from operations plus other portfolio collections less dividend and distribution payments made during the period. We believe Cash available for reinvestment is useful as a measure of our ability to make incremental investments from reinvested capital after factoring in all necessary cash outflows to operate the business. Management uses Cash available for reinvestment in this way, and we believe that our investors use it in a similar fashion.

		Plus:	Less:
	For the year ended,	For the six months ended,	For the six months ended,	For the TTM ended,
	December 31, 2023	June 30, 2024	June 30, 2023	June 30, 2024
		(in thousands)
Net cash provided by operating activities	$99,689	$(3,886)	$65,726	$30,077
Changes in receivables held-for-sale	(51,538)	6,750	(51,538)	6,750
Equity method investment distributions received	30,140	11,426	4,203	37,363
Proceeds from sales of equity method investments	—	2,107	—	2,107
Principal collections from receivables	197,784	470,788	74,328	594,244
Proceeds from sales of receivables	7,634	99,166	7,634	99,166
Proceeds from sales of land	—	115,767	—	115,767
Principal collection from investments (1)	3,805	(75)	85	3,645
Principal payments on non-recourse debt	(21,606)	(69,958)	(10,069)	(81,495)
Adjusted cash flow from operations plus other portfolio collections	265,908	632,085	90,369	807,624
Less: Dividends	(159,786)	(93,280)	(72,129)	(180,937)
Cash Available for Reinvestment	$106,122	$538,805	$18,240	$626,687
(1) Included in Other in the cash provided (used in) investing activities section of our statement of cash flows.
		Plus:	Less:
	For the year ended,	For the six months ended,	For the six months ended,	For the TTM ended,
	December 31, 2023	June 30, 2024	June 30, 2023	June 30, 2024
		(in thousands)
Components of adjusted cash flow from operations and plus portfolio collections:
Cash collected from our Portfolio	442,322	603,545	182,864	863,004
Cash collected from sale of assets (1)	34,034	226,086	24,845	235,275
Cash used for compensation and benefit expenses and general and administrative expenses	(78,681)	(48,798)	(48,192)	(79,287)
Interest paid (2)	(138,418)	(90,836)	(68,167)	(161,087)
Securitization asset and other income	28,189	9,988	13,488	24,688
Principal payments on non-recourse debt	(21,606)	(69,958)	(10,069)	(81,495)
Other	68	2,058	(4,400)	6,526
Adjusted cash from operations plus other portfolio collections	$265,908	$632,085	$90,369	$807,624
(1) Includes cash from the sale of assets on our balance sheet as well as securitization transactions.
(2) For the six months and TTM ended June 30, 2024, interest paid includes a $19 million benefit from the settlement of a derivative which was designated as a cash flow hedge.